AGREEMENT AND PLAN OF MERGER

                                     Between

                          UNITED HERITAGE CORPORATION,
                               a Utah corporation

                                       and

                            IMPERIAL PETROLEUM, INC.,
                              a Nevada corporation,




                          Dated as of October 14, 2004

                                TABLE OF CONTENTS


ARTICLE I   DEFINITIONS...................................................................................1
   SECTION 1.01  Definitions..............................................................................1

ARTICLE II   THE MERGER...................................................................................5
   SECTION 2.01  The Merger...............................................................................5
   SECTION 2.02  Effective Time; Closing..................................................................5
   SECTION 2.03  Effect of the Merger.....................................................................5
   SECTION 2.04  Conversion of Securities.................................................................5
   SECTION 2.05  Surrender of Shares; Stock Transfer Books................................................6
   SECTION 2.06  Outstanding Options......................................................................7
   SECTION 2.07  Outstanding Warrants.....................................................................7
   SECTION 2.08  Fractional Shares........................................................................8
   SECTION 2.09  Action By Each Board of Directors........................................................8
   SECTION 2.10  Dissenting Shares........................................................................8

ARTICLE III   CERTAIN GOVERNANCE MATTERS..................................................................9
   SECTION 3.01  Articles of Incorporation; By-laws.......................................................9
   SECTION 3.02  Directors and Officers...................................................................9

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................10
   SECTION 4.01  Organization and Qualification; Subsidiaries............................................10
   SECTION 4.02  Articles of Incorporation and By-laws...................................................10
   SECTION 4.03  Capitalization..........................................................................11
   SECTION 4.04  Authority Relative to This Agreement....................................................11
   SECTION 4.05  No Conflict; Required Filings and Consents..............................................12
   SECTION 4.06  Permits; Compliance.....................................................................13
   SECTION 4.07  SEC Filings; Financial Statements.......................................................13
   SECTION 4.08  Absence of Certain Changes or Events....................................................14
   SECTION 4.09  Absence of Litigation...................................................................14
   SECTION 4.10  Employee Benefit Plans..................................................................14
   SECTION 4.11  Labor and Employment Matters............................................................16
   SECTION 4.12  Form S-4................................................................................17
   SECTION 4.13  Oil and Gas Operations..................................................................17
   SECTION 4.14  Gas Imbalances..........................................................................18
   SECTION 4.15  Oil and Gas Agreements..................................................................18
   SECTION 4.16  Properties..............................................................................18
   SECTION 4.17  Oil and Gas Reserves....................................................................19
   SECTION 4.18  Take-or-Pay Deliveries..................................................................19
   SECTION 4.19  Hedging.................................................................................19
   SECTION 4.20  Intellectual Property...................................................................19
   SECTION 4.21  Taxes...................................................................................20
   SECTION 4.22  Environmental Matters...................................................................21
   SECTION 4.23  Material Contracts......................................................................21
   SECTION 4.24  Insurance...............................................................................23
   SECTION 4.25  Brokers.................................................................................23

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................................23
   SECTION 5.01  Corporate Organization..................................................................23
   SECTION 5.02  Authority Relative to This Agreement....................................................24
   SECTION 5.03  Capitalization..........................................................................24
   SECTION 5.04  No Conflict; Required Filings and Consents..............................................25
   SECTION 5.05  Form S-4................................................................................25
   SECTION 5.06  Brokers.................................................................................26
   SECTION 5.07  Absence of Litigation...................................................................26

ARTICLE VI   CONDUCT OF BUSINESS PENDING THE MERGER......................................................26
   SECTION 6.01  Conduct of Business by the Company Pending the Merger...................................26
   SECTION 6.02  Conduct of Business By Purchaser Pending the Merger.....................................28

ARTICLE VII   ADDITIONAL AGREEMENTS......................................................................30
   SECTION 7.01  Stockholder Meetings....................................................................30
   SECTION 7.02  Preparation of Proxy Statement..........................................................30
   SECTION 7.03  [Intentionally Omitted].................................................................32
   SECTION 7.04  Access to Information; Confidentiality..................................................32
   SECTION 7.05  Other Offers............................................................................32
   SECTION 7.06  Employee Matters........................................................................35
   SECTION 7.07  Directors' and Officers' Indemnification................................................37
   SECTION 7.08  Notification of Certain Matters.........................................................37
   SECTION 7.09  Further Action; Reasonable Best Efforts.................................................38
   SECTION 7.10  Public Announcements....................................................................38
   SECTION 7.11  Certain Filings.........................................................................38

ARTICLE VIII   CONDITIONS TO THE MERGER..................................................................39
   SECTION 8.01  Conditions to the Merger................................................................39

ARTICLE IX   TERMINATION, AMENDMENT AND WAIVER...........................................................39
   SECTION 9.01  Termination.............................................................................39
   SECTION 9.02  Effect of Termination...................................................................40
   SECTION 9.03  Fees....................................................................................40
   SECTION 9.04  Amendment...............................................................................40
   SECTION 9.05  Waiver..................................................................................41

ARTICLE X   GENERAL PROVISIONS...........................................................................41
   SECTION 10.01  Notices................................................................................41
   SECTION 10.02  Severability...........................................................................41
   SECTION 10.03  Entire Agreement; Assignment...........................................................41
   SECTION 10.04  Parties in Interest....................................................................42
   SECTION 10.05  Governing Law..........................................................................42
   SECTION 10.06  Waiver of Jury Trial...................................................................42
   SECTION 10.07  Construction...........................................................................42
   SECTION 10.08  Counterparts...........................................................................42
   SECTION 10.09  Time of the Essence....................................................................43

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of October 14, 2004 (this "AGREEMENT"), between United Heritage Corporation, a Utah corporation ("PURCHASER"), and Imperial Petroleum, Inc., a Nevada corporation (the "COMPANY").

      WHEREAS, the respective Boards of Directors of Purchaser and the Company have approved this Agreement, and deem that it is in the best interests of their respective stockholders for Purchaser to establish a new subsidiary entity under Nevada law (the "MERGER SUBSIDIARY") and merge the Merger Subsidiary into the Company (the "MERGER") upon the terms and subject to the conditions set forth herein so that the Company will become a wholly-owned subsidiary of Purchaser following the Merger;

      WHEREAS, pursuant to the Merger, the shares of common stock, par value $0.006 per share, of the Company ("SHARES") that are issued and outstanding shall, as part of the Merger, be exchanged for shares of common stock, par value $0.001 per share, of Purchaser (the "PURCHASER COMMON STOCK"), on the basis of one share of Purchaser Common Stock for each three Shares (the "PER SHARE AMOUNT" or the "MERGER CONSIDERATION"), upon the terms and subject to the conditions set forth herein. For the purposes of this Agreement and in connection with the provisions below for the relinquishment of Outstanding Warrants, the "PER SHARE AMOUNT VALUE" shall be deemed to be $0.25 per share;

      WHEREAS, the Board of Directors of the Company (the "BOARD") and the Board of Directors of Purchaser have approved the Merger and resolved to recommend that holders of Shares and Purchaser Common Stock approve this Agreement and the Merger; and

      WHEREAS, the Board of Directors of Purchaser and the Board have each approved this Agreement and declared its advisability and approved the Merger in accordance with the General Corporation Law of the State of Nevada ("NEVADA LAW") and the Business Corporation Act of the State of Utah ("UTAH LAW"), upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      SECTION 1.01 DEFINITIONS. (a) For purposes of this Agreement:

      "ACQUISITION PROPOSAL" means any offer from any third party to acquire by any means all or substantially all of the assets or the shares of capital stock of the Company or of any Subsidiary.

      "AFFILIATE" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

      "BENEFICIAL OWNER", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

      "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings; or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

      "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

      "ENVIRONMENTAL LAW" means any United States federal, state, or local law or non-United States law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment.

      "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "HAZARDOUS SUBSTANCES" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) polychlorinated biphenyls, and (iii) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

      "KNOWLEDGE OF THE COMPANY" or "COMPANY'S KNOWLEDGE" means the actual knowledge, without investigation, of any of the officers of the Company.

      "LIENS" mean liens, security interests, charges, mortgages or other encumbrances of any kind other than Permitted Liens.

      "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or any Subsidiary, any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business or financial condition of the Company and its Subsidiaries taken as a whole, except to the extent resulting from (a) any changes in general United States or global economic conditions, (b) any changes affecting the oil and gas industry in general, (c) matters whose significance or impact would reasonably be expected to be primarily short-term (under 12 months), or (d) any matters disclosed in this Agreement or in the Disclosure Schedule.

      "OIL AND GAS AGREEMENTS" means the following types of agreements or contracts to which the Company or a Subsidiary is a party, whether as an original party, by succession or assignment or otherwise: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting the Company or a Subsidiary's ability to operate, obtain, explore for or develop interests in a particular geographic area.

      "PERMITTED  LIENS"  means  (a)  Liens for  taxes,  assessments,  and other
governmental   charges  that  are  not  delinquent  and  (b)  general   transfer
restrictions under law.

      "PERSON" means an individual (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

      "SEC" means the United States Securities and Exchange Commission or any successor agency.

      "SUBSIDIARY" or "SUBSIDIARIES" of the Company, Purchaser, or any other person means any and all corporations, partnerships, joint ventures, associations, limited liability companies and other entities controlled by such person, directly or indirectly, through one or more intermediaries.

      "SUPERIOR PROPOSAL" means any Acquisition Proposal which the Board or the Board of Directors of Purchaser, as the case may be, determines, in its good faith judgment, to be more favorable to the stockholders of the Company or Purchaser, as the case may be, than the Merger.

      "SUSPENSION EVENT" means the occurrence of any of the following: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, NASDAQ or in the over-the-counter market in the United States, (ii) a declaration of a general banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any limitation (whether or not mandatory) by any Governmental Authority on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions.

      "TAX" or "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

      (b) The following terms have the meaning set forth in the Sections set forth below:

         DEFINED TERM                               LOCATION OF DEFINITION
         ------------                               ----------------------

         Action                                          4.09
         AFE                                             6.01(j)
         Agreement                                       Preamble
         Articles of Merger                              Section 2.02
         Blue Sky Laws                                   Section 4.05(b)
         Board                                           Recitals
         Certificates                                    Section 2.05(b)
         Code                                            Section 4.10(b)
         Company                                         Preamble
         Company Stockholder Meeting                     Section 7.01(a)
         Company's Oil and Gas Interests                 Section 4.16(a)
         Disclosure Schedule                             Section 4.01(b)
         Dissenting Shares                               Section 2.10
         Effective Time                                  Section 2.02
         ERISA                                           Section 4.10(a)
         Form S-4                                        Section 7.02
         GAAP                                            Section 4.07(b)
         Good and Marketable Title                       Section 4.16(b)
         Governmental Authority                          Section 4.05(b)
         Hydrocarbons                                    Section 4.13(b)
         IRS                                             Section 4.10(a)
         Material Contracts                              Section 4.23(a)
         Merger                                          Recitals
         Merger Consideration                            Recitals
         Most Recent Balance Sheet                       Section 4.07(c)
         Multiemployer Plan                              Section 4.10(b)
         Multiple Employer Plan                          Section 4.10(b)
         Nevada Law                                      Recitals
         Outstanding Options                             Section 2.06
         Outstanding Warrants                            Section 2.07
         Paying Agent                                    Section 2.05
         Permits                                         Section 4.06
         Per Share Amount                                Recitals

         Plans                                           Section 4.10(a)
         Purchaser                                       Preamble
         Purchaser Stockholder Meeting                   Section 7.01(b)
         Reserve Report                                  Section 4.17
         SEC Reports                                     Section 4.07(a)
         Securities Act                                  Section 4.07(a)
         Shares                                          Recitals
         Subsidiary                                      Section 4.01(a)
         Surviving Corporation                           Section 2.01
         Transactions                                    Section 2.09(a)
         Utah Law                                        Recitals

                                   ARTICLE II

                                   THE MERGER

      SECTION 2.01 THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII, and in accordance with Nevada Law, at the Effective Time, the Merger Subsidiary shall be merged with and into the Company where upon the separate existence of the Merger Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

      SECTION 2.02 EFFECTIVE TIME; CLOSING. As promptly as practicable (but not later than two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by the filing of Articles of Merger ("ARTICLES OF MERGER") with the Secretary of State of the State Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of Nevada Law (the date and time of such filing being the "EFFECTIVE TIME"). Prior to such filing, a closing shall be held at the offices of Purchaser located at 2 North Caddo Street, Cleburne, Texas or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

      SECTION 2.03 EFFECT OF THE MERGER. Following the Merger, the Company will be a wholly-owned subsidiary of Purchaser. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Merger Subsidiary and the Company shall vest in the Company as the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Merger Subsidiary and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company as the Surviving Corporation.

      SECTION 2.04 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company, the Merger Subsidiary or the holders of any of the following securities:

            (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.04(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive the Merger Consideration payable to the holder of such Share, upon surrender, in the manner provided herein, of the Certificate that formerly evidenced such Share; and

            (b) each Share held in the treasury of the Company or owned by Purchaser or any subsidiary of Purchaser or by any Subsidiary immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

      SECTION 2.05 SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

            (a) Purchaser hereby designates Computershare Trust Company to act as agent (the "PAYING AGENT") for the holders of Shares to receive the shares of Purchaser Common Stock to which holders of Shares shall become entitled pursuant hereto and Purchaser shall make such shares available to the Paying Agent.

            (b) Promptly after the Effective Time, Purchaser shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. The letter of transmittal shall be in such form as the Company and Purchaser may reasonably agree. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive and Purchaser shall cause Paying Agent to deliver in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. If the Merger Consideration is to be delivered to a person other than the person in whose name the surrendered Certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of delivery of the Merger Consideration that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such delivery shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in a reasonable amount in form and substance and with surety reasonably satisfactory to Purchaser and the Company.

            (c) At any time following the sixth month after the Effective Time, Purchaser shall be entitled to require the Paying Agent to deliver to it any shares of Purchaser Common Stock which had been made available to the Paying Agent and not disbursed to holders of Shares and, thereafter, such holders shall be entitled to look to Purchaser (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Purchaser nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

            (e) The Company shall promptly cause its transfer agent to furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate any documents necessary to consummate the Merger, Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver and shall cause their agents to deliver to the Company all copies of such information then in their possession or control.

      SECTION 2.06 OUTSTANDING OPTIONS. Other than Outstanding Warrants, the Company has no outstanding options to purchase Shares ("OUTSTANDING OPTIONS").

      SECTION 2.07 OUTSTANDING WARRANTS. Following the execution of this Agreement, the Company shall send to holders of warrants to purchase Shares ("OUTSTANDING WARRANTS") written notice of the Merger and such other information as may be required by the terms of each such Outstanding Warrant. The Company shall send to all such persons a Warrant Relinquishment and Release Agreement (herein so called) in a form to be agreed upon by Purchaser and the Company and shall use its reasonable best efforts to cause all holders of Outstanding Warrants (and such holders' spouses) to execute prior to the Effective Time a Warrant Relinquishment and Release Agreement. From and after the Effective Time, Purchaser shall cause the Paying Agent to deliver to such holders who have previously delivered a Warrant Relinquishment and Release Agreement the number of shares of Purchaser Common Stock equal to (i) the PRODUCT of (A) the number of Shares subject to such Outstanding Warrant and (B) the amount by which the Per Share Amount Value exceeds the exercise price per share of Shares subject to such Outstanding Warrant DIVIDED by (ii) $0.75. In the event that a holder of an Outstanding Warrant fails to deliver a Warrant Relinquishment and Release Agreement prior to the Effective Time, such holder's Outstanding Warrant shall, in accordance with the terms and conditions of each Outstanding Warrant be converted without any action on the part of the holder thereof into the right to receive Merger Consideration upon the exercise of such holder's Outstanding Warrant in accordance with the warrant agreement(s). Purchaser shall deliver, or cause the Paying Agent to deliver, to each holder of Outstanding Warrants, the number of shares of Purchaser Common Stock issuable pursuant hereto, as promptly as practicable after receiving a valid exercise of such Outstanding Warrant by the holder thereof. To the extent that the Outstanding Warrants are exercised by holders prior to the Effective Time, such holders shall receive Certificates evidencing the Shares underlying the Outstanding Warrants and may surrender such Certificates to the Paying Agent from and after the Effective Time in exchange for shares of Purchaser Common Stock as provided herein.

      SECTION 2.08 FRACTIONAL SHARES. The Per Share Amount shall be in whole shares of Purchaser Common Stock or rounded to the nearest whole share. No fractional shares of Purchaser Common Stock will be issued pursuant to this Agreement.

      SECTION 2.09 ACTION BY EACH BOARD OF DIRECTORS.

            (a) The Board, at a meeting duly called and held on October 14, 2004, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the "TRANSACTIONS"), are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with Nevada Law), and (iii) resolved to recommend that the holders of Shares approve and adopt this Agreement and the Merger.

            (b) Purchaser's Board of Directors, by unanimous written consent dated as of October 14, 2004, has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of the holders of shares of Purchaser Common Stock, (ii) approved, adopted and declared advisable the Merger(such approval and adoption having been made in accordance with Utah Law), and (iii) resolved to recommend that the holders of shares of Purchaser Common Stock approve and adopt the Merger and authorize the issuance of all of the shares of Purchaser Common Stock issuable pursuant to this Agreement as required by NASDAQ rules and regulations.

      SECTION 2.10 DISSENTING SHARES.

            (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing payment for such Shares in accordance with Nevada Law (collectively, the "DISSENTING SHARES") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the amount the Company estimates to be the fair value of such Shares held by them in accordance with the provisions of Nevada Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to receive payment for such Shares under Nevada Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such Shares.

            (b) The Company shall give Purchaser (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Nevada Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Nevada Law. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III

                           CERTAIN GOVERNANCE MATTERS

      SECTION 3.01 ARTICLES OF INCORPORATION; BY-LAWS.

            (a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; and

            (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

      SECTION 3.02 DIRECTORS AND OFFICERS.

            (a) Jeffrey T. Wilson shall be elected the President and Chief Executive Officer of Purchaser as of the Effective Time. Purchaser shall cause the Board of Directors of Purchaser to consist of not more than ten (10) directors, three of whom shall be Jeffrey T. Wilson, Greg Thaggard, and Aaron Wilson (the "COMPANY BOARD Designees"). If any Company Board Designee other than Jeffrey T. Wilson shall die or decline to serve as a director of Purchaser, then Jeffrey T. Wilson shall select a successor to serve in such person's position as a Company Board Designee. Prior to the Effective Time, the Board of Directors of Purchaser shall take all action necessary to amend the by-laws of Purchaser to make ten (10) the maximum number of directors on the Board of Directors of Purchaser and to elect the Company Board Designees to the Board of Directors of Purchaser, in each case as of the Effective Time. Purchaser shall cause there to be at least one Company Board Designee on the Audit Committee of the Board of Directors of Purchaser as of the Effective Time. If the Effective Time occurs on a date which is less than nine months before the next regularly scheduled annual meeting of stockholders of Purchaser, Purchaser further agrees to use all reasonable best efforts necessary to (i) nominate the Company Board Designees for election as directors, and (ii) cause at least one Company Board Designee to be on the Audit Committee of the Board of Directors of Purchaser, in each case in connection with and as of such next regularly scheduled annual meeting.

            (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      As an inducement to Purchaser to enter into this Agreement, the Company hereby represents and warrants to Purchaser that:

      SECTION 4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

            (a) Except as disclosed in Section 4.01 of the Disclosure Schedule, each of the Company and each subsidiary of the Company (a "SUBSIDIARY") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where such failure to be qualified or licensed would not have a Material Adverse Effect.

            (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary and the names of the directors and officers of each Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule, which has been prepared by the Company and delivered by the Company to Purchaser prior to the execution and delivery of this Agreement (the "DISCLOSURE SCHEDULE"). Except as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            (c) All names by which the Company previously conducted business or was known as are listed in Section 4.01(c) of the Disclosure Schedule.

      SECTION 4.02 ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Purchaser a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation, By-laws or equivalent organizational documents.

      SECTION 4.03 CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $0.006 per share. As of the date hereof, (a) 39,873,103 Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, (b) 119,167 Shares are held in the treasury of the Company, (c) 1,720,000 Shares are held by the Subsidiaries, (d) no Shares are reserved for future issuance pursuant to Outstanding Options, (e) 10,842,434 Shares are reserved for future issuance pursuant to Outstanding Warrants (including the TEC Warrant), and (f) the TEC
Shares are to be issued pursuant to the terms hereof. Except as set forth in this Section 4.03 or in Section 4.25 or in Section 4.03 of the Disclosure
Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. There are no Outstanding Options.
Section 4.03 of the Disclosure Schedule sets forth the following information with respect to Outstanding Warrants: (i) the name of the holder of each Outstanding Warrant; (ii) the agreement pursuant to which each Outstanding Warrant was granted; (iii) the number of Shares subject to each Outstanding Warrant; (iv) the exercise price of each Outstanding Warrant; (v) the date on which each Outstanding Warrant was granted or issued; (vi) the applicable vesting schedule; (vii) the date on which each Outstanding Warrant expires; and
(viii) whether the exercisability of any Outstanding Warrant will be accelerated in any way by the Transactions. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as disclosed in Section 4.03 of the Disclosure Schedule, each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

      SECTION 4.04 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a requisite number of the then outstanding Shares and the filing and recordation of appropriate merger documents as required by Nevada Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. At a meeting duly called and held on October 14, 2004, the Board approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Nevada Law shall not apply to the Merger.

      SECTION 4.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any United States or non-United States national, state, provincial, municipal, county or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("LAW") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or
(iii) other than as described in Section 4.05(a) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to or under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, provincial, municipal, county or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, state securities or "blue sky" laws ("BLUE SKY LAWS") and state takeover laws, (ii) filing and recordation of appropriate merger documents as required by Nevada Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

      SECTION 4.06 PERMITS; COMPLIANCE. Each of the Company and the Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, or as presently contemplated to be conducted (the "PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, which suspension or cancellation would have a Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

      SECTION 4.07 SEC FILINGS; FINANCIAL STATEMENTS.

            (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since August 1, 2000, including (i) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since August 1, 2000 and (ii) all other forms, reports and other registration statements (the forms, reports and other documents referred to in clauses (i) - (ii) above being, collectively, the "SEC REPORTS"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and
(ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated  financial  statements  (including,  in each case, any notes thereto, and those contained in the SEC Reports) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein and for normal, recurring year-end adjustments.

            (c) Except as and to the extent set forth on the unaudited consolidated balance sheet of the Company and the consolidated Subsidiaries as at April 30, 2004 including the notes thereto (the "MOST RECENT BALANCE SHEET") neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since April 30, 2004, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

            (d) The Company has heretofore furnished to Purchaser complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

      SECTION 4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since April 30, 2004, except as set forth in Section 4.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Material Adverse Effect.

      SECTION 4.09 ABSENCE OF LITIGATION. Except as set forth in Section 4.09 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect if determined adversely to the Company. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

      SECTION 4.10 EMPLOYEE BENEFIT PLANS.

            (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company, any Subsidiary or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "PLANS"). Each Plan is in writing (or a written summary exists) and the Company has made available to Purchaser a true and complete copy of each Plan and has made available to Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, if such a trust or funding arrangement exists, (ii) each summary plan description and summary of material modifications thereto, (iii) the most recent three years' Internal Revenue Service ("IRS") Forms 5500, if applicable (iv) the most recently received IRS determination letter for each such Plan, if applicable, and (v) the most recent three years' actuarial reports and financial statements in connection with each such Plan, if applicable.

            (b) None of the Plans is a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTI-EMPLOYER PLAN") or a single-employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). Except as listed in Section 4.10(a) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance or similar-type benefits solely or partially as a result of any Transaction, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"). Except as listed in
Section 4.10(a) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

            (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Plan. No Action or any audit or investigation by any Governmental Authority is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

            (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination, opinion, advisory or notification letter from the IRS that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received an opinion, advisory or modification letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

            (e) There has not been to the best of Company's knowledge any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit
Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or
(ii) the withdrawal from any Multi-employer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability. (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists to the best of Company's knowledge which could reasonably be expected to give rise to any such challenge or disallowance.

            (g) None of the Plans is subject to the laws of any country other than the United States.

      SECTION 4.11 LABOR AND EMPLOYMENT MATTERS.

            (a) Section 4.11 of the Disclosure Schedule sets forth a list of all employees of the Company and each Subsidiary, together with their dates of hire, and any employees currently on leave of absence, indicating the nature of and length of such leave and whether such employees have employment agreements. The Company has previously provided to Purchaser a schedule setting forth current base salary and total wages paid in the prior year for all employees listed in
Section 4.11 of the Disclosure Schedule. Except as set forth in Section 4.11 of the Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary; and (v) there are no currently effective agreements relating to severance or similar payments or other benefits to be provided to directors, officers, employees, consultants or former employees of the Company or any Subsidiary in connection with or after termination of such director, officer, consultant or employee's employment or other relationship with the Company or that may otherwise be owing as a result of the Transactions.

            (b) The Company and the Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person, except as would not have a Material Adverse Effect.

            (c) The Company and the Subsidiaries are in compliance with the provisions of the WARN Act and any similar state laws. Section 4.11 of the Disclosure Schedule lists all employees who have been terminated in the 90-day period ending as of the date hereof.

      SECTION 4.12 FORM S-4. No information supplied by the Company for inclusion in the Form S-4 shall, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Purchaser, or Purchaser's representatives for inclusion in the Form S-4.

      SECTION 4.13 OIL AND GAS OPERATIONS. Except as set forth in Section 4.13 of the Disclosure Schedule, proceeds from the sale of crude oil, natural gas liquids and other hydrocarbons produced from crude oil or natural gas ("HYDROCARBONS") produced from the Company's Oil and Gas Interests are being received by the Company and the Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business or which would not have a Material Adverse Effect).

      SECTION 4.14 GAS IMBALANCES. Except as set forth in Section 4.14 of the Disclosure Schedule, none of the Company or the Subsidiaries has received any material deficiency payment under any gas contract for which any person has a right to take deficiency gas from the Company or a Subsidiary, nor has the Company or any Subsidiary received any material payment for production which is subject to refund or recoupment out of future production.

      SECTION 4.15 OIL AND GAS AGREEMENTS. The Company has previously provided or made available to Purchaser true and complete copies of all the Oil and Gas Agreements together with all amendments, extensions and other modifications thereof.

      SECTION 4.16 PROPERTIES.

            (a) Except for items disclosed in Section 4.16 of the Disclosure Schedule and goods and other property sold, used or otherwise disposed of since April 30, 2004 in the ordinary course of business, the Company and the Subsidiaries have Good and Marketable Title, for oil and gas purposes, in and to all oil and gas properties set forth in the Reserve Report as owned by the Company and the Subsidiaries (the "COMPANY'S OIL AND GAS INTERESTS"), and defensible title for oil and gas purposes to all other properties, interests in properties and assets, real and personal, reflected on the balance sheet of the Company for the period ended April 30, 2004, as owned by the Company and the Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Most Recent Balance Sheet; (ii) Liens for current Taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractors, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to Law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by Law, or (C) if their validity is being contested in good faith by appropriate action, (iv) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens which have not had, or would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Company, all leases and other agreements pursuant to which the Company or any of the Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payment due by the Company to any lessor of any such oil and gas leases have been paid, except in each case, as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. All major items of operating equipment of the Company and the Subsidiaries used in connection with the Company's Oil and Gas Interests over which the Company has operating rights are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

            (b) The term "GOOD AND MARKETABLE  TITLE" will, for purposes of this
Section 4.16, with respect to the Company and the Subsidiaries, mean such title that: (i) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to the Company or the Subsidiaries out of an interest of record (as so defined) by reason of the performance by the Company or the Subsidiaries of all operations required to earn an enforceable right to such assignment; (ii) entitles the Company or the Subsidiaries to receive not less than the interest set forth in the Reserve Report with respect to each proved property evaluated therein under the caption "NET REVENUE INTEREST" or "NRI" without reduction during the life of such property except as stated in the Reserve Report; (iii) obligates the Company or the Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "WORKING INTEREST" or "WI" in the Reserve Report with respect to such property without increase over the life of such property except as shown on the Reserve Report; and (iv) does not restrict the ability of the Company or the Subsidiaries to utilize the properties as currently intended; except in each case where deficiencies referenced in clauses
(i) through (iv), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      SECTION 4.17 OIL AND GAS RESERVES. The Company has furnished Purchaser prior to the date of this Agreement with the Company's estimates of its and the Subsidiaries' oil and gas reserves as of April 30, 2004 (the "RESERVE REPORT"). To the knowledge of the Company, except as have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, the production volumes and pressure data used to prepare the Reserve Report were accurate.

      SECTION 4.18 TAKE-OR-PAY DELIVERIES. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no calls (exclusive of market calls) on the Company's oil or gas production and the Company has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor, excluding gas imbalances disclosed in Section 4.14 of the Disclosure Schedule.

      SECTION 4.19 HEDGING. Section 4.19 of the Disclosure Schedule sets forth all futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, to which the Company or any of the Subsidiaries is bound.

      SECTION 4.20 INTELLECTUAL PROPERTY. The Company and the Subsidiaries own or possess all material licenses or other rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of Liens, and to the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing which would have, or would reasonably be expected to have, a Material Adverse Effect. Except in the ordinary course of business, neither the Company nor any of the Subsidiaries has granted to any other person any license to use any of the foregoing. To the knowledge of the Company, the conduct of the Company's and the Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in a way which would have, or would be reasonably expected to have, a Material Adverse Effect. To the knowledge of the Company, there is no infringement of any proprietary right owned by the Company or any of the Subsidiaries in a way which would have, or would be reasonably expected to have, a Material Adverse Effect.

      SECTION 4.21 TAXES.

            (a) Each of the Company, the Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation or entity is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate Governmental Authorities all Tax returns, statements, reports, declarations, estimates and forms ("RETURNS") required to be filed by or with respect to it, except to the extent that any failure to file would not have, or reasonably be expected to have, a Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it other than those being contested in good faith by the Company or a Subsidiary and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not have, or reasonably be expected to have, a Material Adverse Effect.

            (b) Except to the extent set forth in Section 4.21 of the Disclosure Schedule, (i) none of the federal income Tax Returns of the Company or any of the Subsidiaries have been examined by the IRS for all periods; (ii) as of the date hereof, neither the Company nor any of the Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Returns of the Company or any of the Subsidiaries that will be outstanding as of the Effective Time; (iii) neither the Company nor any of the Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have, or would reasonably be expected to have, a Material Adverse Effect; and (iv) there are no Liens for Taxes on any assets of the Company or the Subsidiaries except for Taxes not yet currently due, with respect to matters being contested by the Company in good faith for which adequate reserves are reflected in the financial statements and those which could not reasonably be expected to result in a Material Adverse Effect.

      SECTION 4.22 ENVIRONMENTAL MATTERS.

            (a) Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, there are not any present or past conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of the Company or any Subsidiary, including but not limited to, on-site or off-site disposal or release of any Hazardous Substance, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to: (i) liabilities or obligations for any notification, cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for damage to natural resources.

            (b) Neither the Company nor any of the Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, (ii) received any written notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Law or regarding any claims for remedial obligations or contribution under any Environmental Law or
(iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Substance.

            (c) Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, the Company and the Subsidiaries have in full force and effect all Permits required by Environmental Laws to conduct their operations and to operate and use any of the Company's or the Subsidiaries' assets for their current purposes and uses and are operating in material compliance thereunder.

            (d) Except as would not have or reasonably be expected to have a Material Adverse Effect, the Company does not know of any reason that would preclude it from renewing or obtaining a re-issuance or transfer of the Permits required pursuant to any applicable Environmental Law to conduct their operations and to operate and use any of the Company's or the Subsidiaries' assets for their current purposes and uses.

      SECTION 4.23 MATERIAL CONTRACTS.

            (a) Other than the Oil and Gas Agreements, which have been previously made available or provided to Purchaser, subsections (i) through
(xii) of Section 4.23 of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.23(a) of the Disclosure Schedule, together with the Oil and Gas Agreements, being the "MATERIAL CONTRACTS"):

                  (i) each contract or agreement that contemplates an exchange of consideration with a value of more than $10,000 net to the Company's interest;

                  (ii)  all  management   contracts   (excluding  contracts  for
employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary, which require continued payment thereunder and cannot be terminated by the Company or Subsidiary, as the case may be, with 30-day notice;

                  (iii) all contracts and agreements evidencing indebtedness for borrowed money of the Company;

                  (iv) all contracts and agreements with any Governmental Authority, excluding state leases or other governmental mineral rights;

                  (v) all contracts and agreements  providing for benefits under
any  Plan,   excluding  individual  stock  option  grant  agreements  and  stock subscription agreements;

                  (vi) all agreements related to professional services rendered to the Company or any Subsidiary in connection with the Merger and this Agreement;

                  (vii) all contracts providing for "earn-out" or similar contingent payments in excess of $10,000 by the Company or any Subsidiary;

                  (viii) all joint venture, partnership, and similar agreements;

                  (ix) all  contracts  for  employment  required to be listed in
Section 4.11 of the Disclosure Schedule;

                  (x) all contracts providing for indemnification of directors, officers, employees, consultants or other persons other than normal course indemnity provisions; and

                  (xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of their respective businesses, or the absence of which would prevent or delay consummation of the Merger or otherwise prevent or delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

            (b) Except as disclosed in Section 4.23(b) of the Disclosure Schedule and except as would not prevent or delay consummation of the Merger or otherwise prevent or delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement of the Company, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement. The Company has furnished or made available to Purchaser true and complete copies of all Material Contracts, including any amendments thereto.

      SECTION 4.24 INSURANCE.

            (a) Section 4.24(a) of the Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Subsidiary is insured (other than such policies contemplated in Section 4.10), a named insured or otherwise the principal beneficiary of coverage which is currently in effect,
(i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.

            (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable against the Company in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

      SECTION 4.25 BROKERS. TEC, LLC has acted as a broker, finder or investment banker in the subject Transaction and is entitled to a brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. TEC, LLC is entitled to receive one million (1,000,000) Shares (the "TEC SHARES") and a Common Stock Purchase Warrant (the "TEC WARRANT") to purchase two million (2,000,000) Shares at an exercise price of $0.25 per Share. All of the TEC Shares and the TEC Warrants shall have piggyback registration rights.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      As an inducement to the Company to enter into this Agreement, Purchaser hereby represents and warrants to the Company that:

      SECTION 5.01 CORPORATE ORGANIZATION.

            (a) Purchaser is a corporation duly organized,  validly existing and in good standing under Utah Law and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the
Transactions, or otherwise prevent Purchaser from performing its material obligations under this Agreement.

            (b) Merger Subsidiary will be a corporation duly organized, validly existing and in good standing under Nevada Law and will have the requisite corporate power and authority to own, lease and operate its properties and to carry on its business, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Merger Subsidiary from performing its material obligations under this Agreement.

      SECTION 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Purchaser has, and the Merger Subsidiary will have, all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a requisite number of the then outstanding shares of Purchaser Common Stock and the filing and recordation of appropriate merger documents as required by Nevada Law). This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. At a meeting duly called or by way of unanimous written consent, the Board of Directors of (a) Purchaser has unanimously approved the material terms of this Agreement and the Transactions, and (b) the Merger Subsidiary will unanimously approve this Agreement and the Transactions.

      SECTION 5.03 CAPITALIZATION. The authorized capital stock of Purchaser consists of 125,000,000 shares of Purchaser Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share ("PURCHASER PREFERRED STOCK"). As of the close of business on October 11, 2004, there were outstanding 15,224,950 shares of Purchaser Common Stock and no shares of Purchaser Preferred Stock. All outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section, Purchaser's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2004, Purchaser's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and Purchaser's Registration Statement on Form SB-2 filed with the SEC on May 4, 2004 (SEC file number 333-115121), as amended, and the 678,058 shares of Purchaser Common Stock authorized and issuable to Purchaser's legal counsel for legal services rendered to Purchaser (consisting of 455,836 shares of Purchaser Common Stock owed and 222,222 warrant shares exercisable at $0.50 per share of Purchaser Common Stock), and the 2,000,000 shares of Purchaser Common Stock authorized for issuance to Walter Mize in the event Southwest Securities Bank (formerly First Savings Bank) successfully forecloses on the 2,000,000 shares of Purchaser Common Stock previously pledged by Mr. Mize as security for a loan to Purchaser, and except for the shares of Purchaser Common Stock to be issued in connection with the Merger, there are outstanding (a) no shares of capital stock or other voting securities of Purchaser, (b) no securities of Purchaser convertible into or exchangeable for shares of capital stock or voting securities of Purchaser, and
(c) no options, warrants or other rights to acquire from Purchaser, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Purchaser, obligating Purchaser to issue, transfer or sell any capital stock, voting security or securities convertible into or exchangeable for capital stock or voting securities of Purchaser or obligating Purchaser to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in Sections 5.03(a), 5.03(b) and 5.03(c) being referred to collectively as the "PURCHASER SECURITIES"). There are no outstanding obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Purchaser Securities.

      SECTION 5.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate the Articles of Incorporation of Purchaser or the By-laws of Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in Section 5.04(b) have been made, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which any property or asset of Purchaser is bound or affected, except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Purchaser from performing its obligations under this Agreement.

            (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover laws, (ii) filing and recordation of appropriate merger documents as required by Nevada Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Purchaser from performing its obligations under this Agreement.

      SECTION 5.05 FORM S-4. The Form S-4 shall not, at the time the Form S-4 is filed with the SEC or is first published, sent or given to stockholders of the Company or Purchaser, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Form S-4.

      SECTION 5.06 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

      SECTION 5.07 ABSENCE OF LITIGATION. Purchaser is not subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Purchaser from performing its obligations under this Agreement.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 6.01 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the Effective Time, unless Purchaser shall otherwise agree in writing and except for actions taken or omitted for the purpose of complying with this Agreement, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Purchaser:

            (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

            (b) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (c) issue (other than upon the exercise of options or warrants previously granted to current or former officers, employees or directors of the Company), purchase, redeem, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, except as provided in agreements already executed and as disclosed to Purchaser in the Disclosure Schedule;

            (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

            (e) sell, transfer, assign, dispose of or encumber (except to the extent that the Company's and the Subsidiaries' ability to so restrict their right to encumber their assets is limited under the documentation related to the indebtedness of the Company and certain Subsidiaries under that certain Amended and Restated Credit Agreement dated as of January 15, 2004 between the Company, certain Subsidiaries, and the lenders listed therein ("CREDIT AGREEMENT") as may be amended, any assets of the Company or any Subsidiary or enter into any agreement or commitment with respect to assets of the Company or a Subsidiary, other than in the ordinary course consistent with past good business practice and other than transfers between the Company and its Subsidiaries;

            (f) sell, transfer, assign, dispose of or encumber (except to the extent that the Company's and the Subsidiaries' ability to so restrict their right to encumber their assets is limited under the documentation related to any of the Company's Oil and Gas Interests represented in the Credit Agreement or in the Reserve Report) or enter into any agreement or commitment with respect to any such sale, transfer, assignment, disposition or encumbrance;

            (g) other than in the ordinary course and consistent with past business practice, incur or become contingently liable for any indebtedness or guarantee any such indebtedness or redeem, purchase or acquire or offer to redeem, purchase or acquire any debt;

            (h) acquire or agree to acquire any assets other than in the ordinary course and consistent with past business practice;

            (i) modify or amend any existing agreement or enter into any new agreement with the Company's financial advisors or other similar consultants;

            (j) elect not to participate in any well to which proven reserves (as identified in the Reserve Report) have been attributed in the Reserve Report proposed pursuant to any existing net profits agreement or joint operating agreement; notwithstanding the foregoing, if the applicable authorization for expenditure ("AFE") exceeds $50,000 net to the Company's interest and Purchaser fails to approve such expenditure as contemplated by Section 6.01(k)(iv) below, the Company shall not be deemed to be in default of this Section 6.01(j) for its failure to participate in such well;

            (k) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except for purchases of inventory in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money other than draws under the Company's existing revolving credit facility or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances; (iii) except as provided in Section 6.01(j), enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) issue any AFE or authorize any other individual capital expenditure in excess of $50,000 net to the Company's interest; or (v) except as provided in Section 6.01(j), enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(k);

            (l) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Material Subsidiary, or establish, adopt, enter into or amend (except as may be required by law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

            (m) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

            (n) make any material Tax election or settle or compromise any material Tax liability;

            (o) discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Most Recent Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice or liabilities or obligations owed to the Company or its Subsidiaries;

            (p) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder;

            (q) commence or settle any material Action, except as previously agreed; or

            (r) publicly announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

      SECTION 6.02 CONDUCT OF BUSINESS BY PURCHASER PENDING THE MERGER. Purchaser agrees that from the date hereof until the Effective Time, Purchaser and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties; PROVIDED, HOWEVER, the Company understands and agrees that, prior to the Effective Time, Purchaser intends to transfer substantially all of the assets of its wholly-owned Texas subsidiary, National Heritage Sales Corporation, to a to-be-formed wholly-owned subsidiary of Purchaser that will merge with and into BMW Holdings, Inc. ("BMW"), with BMW's shareholders receiving a 92.5% interest in the surviving entity's stock and Purchaser receiving a 7.5% interest in the surviving entity's stock, and all shares of the surviving entity held by Purchaser to be distributed pro rata to Purchaser's stockholders. Without limiting the generality of the foregoing, and except with the prior written consent of the Company or as contemplated by this Agreement, from the date hereof until the Effective Time:

            (a) Purchaser will not adopt or propose any change in its Articles of Incorporation or by-laws, except as contemplated by this Agreement;

            (b)  Purchaser  will not adopt a plan or  agreement  of  complete or
partial  liquidation,   dissolution,   merger,   consolidation,   restructuring,
recapitalization or other material reorganization of Purchaser;

            (c) Except as set forth in Section 5.03, Purchaser will not issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Purchaser, other than (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to stock-based awards or options outstanding on the date hereof or that are granted in accordance with clause (ii) below and (ii) additional options or stock-based awards to acquire Purchaser Common Stock granted under the terms of any equity compensation plan or arrangement of Purchaser as in effect as of the date hereof in the ordinary course consistent with past practice;

            (d) Purchaser will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, (x) regular quarterly cash dividends payable by Purchaser on Purchaser Common Stock consistent with past practice (including periodic dividend increases consistent with past practice), but which for the sake of clarity shall not include any special dividend or (y) any required dividends on preferred stock outstanding on the date hereof;

            (e) Purchaser will not, and will not permit any subsidiary of Purchaser to, redeem, purchase or otherwise acquire directly or indirectly any of Purchaser `s capital stock, except for repurchases, redemptions or acquisitions (x) required by the terms of capital stock or any securities outstanding on the date hereof, (y) required by or in connection with the respective terms, as of the date hereof, of any employee stock option plan or compensation plan or arrangement of Purchaser or any dividend reinvestment plan as in effect as of the date hereof in the ordinary course of operations of such plan consistent with past practice and only to the extent consistent with this Agreement or (z) effected in the ordinary course consistent with past practice and only to the extent consistent with this Agreement;

            (f) Except as set forth in the preamble of this Section 6.02, Purchaser will not, and will not permit any of Purchaser's subsidiaries to, take any action that would make any representation or warranty of Purchaser hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

            (g) Purchaser will not, and will not permit any of Purchaser's subsidiaries to, agree or commit to do any of the foregoing.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

      SECTION 7.01 STOCKHOLDER MEETINGS.

            (a) The Company, acting through the Board, shall, in accordance with applicable Law and the Company's Articles of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable for the purpose of considering and taking action on this Agreement and the Merger (the "COMPANY STOCKHOLDER MEETING") and (ii) (a) include in the Joint Proxy Statement/Prospectus, and not subsequently withdraw or modify in any manner adverse to Purchaser (except as permitted hereby), the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (b) use its best efforts to obtain such approval and adoption. The Company will comply with all legal requirements applicable to the Company Stockholder Meeting. At the Company Stockholders' Meeting, Purchaser shall cause all Shares then owned by Purchaser and Purchaser's subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

            (b)  Purchaser,  acting through the Board of Directors of Purchaser, shall, in accordance with applicable Law and Purchaser's Articles of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "PURCHASER STOCKHOLDER MEETING") on or about the same date as the Company Stockholder Meeting, for the purpose of approving and the Merger, this Agreement and the issuance of the Purchaser Common Stock in connection with the Merger (the "PURCHASER STOCKHOLDER APPROVAL"). Except as provided in the next sentence, the Board of Directors of Purchaser shall recommend approval of the matters constituting the Purchaser Stockholder Approval. The Board of Directors of Purchaser shall be permitted to
(i) not recommend to Purchaser's stockholders that they give the Purchaser Stockholder Approval or (ii) withdraw or modify in a manner adverse to the Company its recommendation to the Purchaser's stockholders that they give the Purchaser Stockholder Approval, only if the Board of Directors of Purchaser by a majority vote determines in its good faith judgment that it is necessary to so withdraw or modify its recommendation to comply with its fiduciary duty to stockholders under applicable Law, after receiving the advice of outside legal counsel. Purchaser will otherwise comply with all legal requirements applicable to the Purchaser Stockholder Meeting.

      SECTION 7.02 PREPARATION OF PROXY STATEMENT. As promptly as reasonably practicable following the date hereof, the Company and Purchaser will cooperate in preparing and each will cause to be filed with the SEC mutually acceptable proxy materials that constitute the joint proxy statement/prospectus relating to the matters to be submitted to the stockholders of the Company at the Company Stockholder Meeting and the matters to be submitted to the stockholders of Purchaser at the Purchaser Stockholder Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "JOINT PROXY
STATEMENT/PROSPECTUS") and Purchaser will prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Purchaser Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "FORM S-4"). The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Purchaser's prospectus. Each of Purchaser and the Company will use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as possible and the Form S-4 declared effective by the SEC as promptly as possible and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the Transactions. Purchaser and the Company will, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4, received from the SEC. The parties will cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval will not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval will apply only with respect to information relating to the other party or its business, financial condition or results of operations. Purchaser will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Purchaser's stockholders, and the Company will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Purchaser will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable Blue Sky Law in connection with the Merger and each of the Company and Purchaser will furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Purchaser or the Company, or any of their respective affiliates, officers or directors, should be discovered by Purchaser or the Company, which information should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Purchaser and the Company.

      SECTION 7.03 [INTENTIONALLY OMITTED].

      SECTION 7.04 ACCESS TO INFORMATION; CONFIDENTIALITY.

            (a) From the date hereof until the Effective Time, each of the Company and Purchaser shall, and shall cause their Subsidiaries and their officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the other party hereto and persons providing or proposing to provide Purchaser with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company or Purchaser and each Subsidiary, and each shall furnish the other party hereto and persons providing or proposing to provide Purchaser with financing for the Transactions with such financial, operating and other data and information as each party hereto, through their officers, employees or agents, may reasonably request.

            (b) All information obtained by Purchaser or the Company pursuant to this Section 7.04 shall be kept confidential.

            (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Merger.

      SECTION 7.05 OTHER OFFERS.

            (a) The Company.

                  (i) The Company and its Subsidiaries will not, and the Company will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of the Company and its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that has made, or to the Company's knowledge, is considering making, any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 7.05(a) shall prevent the Company from furnishing non-public information to, or entering into discussions or negotiations with, or affording access to the properties, books or records of the Company or its Subsidiaries to, any Person in connection with an unsolicited bonafide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, the Board by, a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel. Nothing contained in this Agreement shall prevent the Board from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; PROVIDED, HOWEVER, that the Board shall not recommend that the shareholders of the Company tender their shares in connection with a tender offer except to the extent the Board by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board to shareholders under applicable law, after receiving the advice of outside legal counsel. Unless the Board by a majority vote determines in its good faith judgment that it is necessary not to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel, the Company will (a) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) Purchaser after receipt of any Acquisition Proposal, any indication of which the Company has knowledge that any Person is considering making an Acquisition Proposal or any request for non-public information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or to the Company's knowledge may be considering making, an Acquisition Proposal, and (b) will keep Purchaser informed of the status and material terms of any such Acquisition Proposal or request.

            (ii) Except as set forth in this Section 7.05(a)(i), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the Effective Time, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Merger.

            (iii) The Company and its Subsidiaries will, and the Company will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of the Company and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

            (b) Purchaser.

                  (i) Purchaser and its subsidiaries will not, and Purchaser will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of Purchaser and its subsidiaries not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to Purchaser or any subsidiary of Purchaser or afford access to the properties, books or records of Purchaser or any subsidiary of Purchaser to, any Person that has made, or to Purchaser's knowledge, is considering making, any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 7.05(b) shall prevent Purchaser from furnishing non-public information to, or entering into discussions or negotiations with, or affording access to the properties, books or records of Purchaser or its subsidiaries to, any Person in connection with an unsolicited bonafide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, the Board of Directors of Purchaser by, a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel. Nothing contained in this Agreement shall prevent the Board of Directors of Purchaser from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; PROVIDED, HOWEVER, that the Board of Directors of Purchaser shall not recommend that the shareholders of Purchaser tender their shares in connection with a tender offer except to the extent the Board of Directors of Purchaser by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of Purchaser to shareholders under applicable law, after receiving the advice of outside legal counsel. Unless the Board of Directors of Purchaser by a majority vote determines in its good faith judgment that it is necessary not to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel, Purchaser will (a) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) the Company after receipt of any Acquisition Proposal, any indication of which Purchaser has knowledge that any Person is considering making an Acquisition Proposal or any request for non-public information relating to Purchaser or any subsidiary of Purchaser or for access to the properties, books or records of Purchaser or any subsidiary of Purchaser by any Person that has made, or to Purchaser's knowledge may be considering making, an Acquisition Proposal, and (b) will keep the Company informed of the status and material terms of any such Acquisition Proposal or request.

                  (ii) Except as set forth in this Section 7.05(b)(ii), neither the Board of Directors of Purchaser nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Board of Directors of Purchaser or any such committee of this Agreement, the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the Effective Time, the Board of Directors of Purchaser determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board of Directors of Purchaser may withdraw or modify its approval or recommendation of the Merger.

                  (iii) Purchaser and its subsidiaries will, and Purchaser will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of Purchaser and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

      SECTION 7.06 EMPLOYEE MATTERS.

            (a) The Company and the Subsidiaries will cooperate with Purchaser in making their employees available during regular business hours for Purchaser to conduct interviews to determine the prospect of continuing employment of such employees following the Effective Time. As soon as practicable after the date hereof, Purchaser will provide to the Company a list of the employees whom it intends to continue to employ, and a summary of the material terms of such employment, which terms shall not be less favorable than such employee's current employment terms. At any time after receipt of the list, the Company may terminate any employees whose names are not on such list and shall pay any severance to such employees to which they may be entitled under the terms of any employment contract, termination agreement or policies in existence or as described in Section 7.06 of the Disclosure Schedule. Nothing contained in this
Section 7.06 shall change the nature of the "at will" employment relationship that exists between the Company, the Subsidiaries, and their employees.

            (b) From and after the Effective Time, Purchaser shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the Plans, each as in effect on the date hereof (or as amended with the prior written consent of Purchaser), to the extent that entitlements or rights, actual or contingent (whether such entitlements or rights are vested as of the Effective Time or become vested or payable only upon the occurrence of a further event, including a discretionary determination) exist in respect thereof as of the Effective Time. Purchaser and the Company hereby agree that the consummation of the Merger shall constitute a "Change in Control" for purpose of any employee arrangement and all other Plans, pursuant to the terms of such plans in effect on the date hereof. No provision of this Section 7.06 shall be construed as a limitation on the right of Purchaser to amend or terminate any Plans which the Company would otherwise have under the terms of such Plan, and no provision of this Section 7.06 shall be construed to create a right in any employee or beneficiary of such employee under a Plan that such employee or beneficiary would not otherwise have under the terms of such Plan.

            (c) Following the Effective Time, Purchaser shall continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Purchaser or any Subsidiary of Purchaser ("AFFECTED EMPLOYEES"), for so long as such Affected Employees remain employed by Purchaser or any Subsidiary of Purchaser, employee benefits (other than salary or incentive compensation) (i) pursuant to the Company's or its Subsidiaries' employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii)
pursuant to employee benefit plans, programs, policies or arrangements maintained by Purchaser or any Subsidiary of Purchaser providing coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Purchaser in positions comparable to positions held by Affected Employees with Purchaser or its Subsidiaries from time to time after the Effective Time. Following the Effective Time, Purchaser shall continue to provide to former employees of the Company or its Subsidiaries (and to employees of the Company or its Subsidiaries whose employment terminates prior to the Effective Time) ("AFFECTED RETIREES") post retirement benefits (other than pensions) (i) pursuant to the Plans applicable to such Affected Retirees, each as in effect on the date hereof, or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Purchaser or any Subsidiary of Purchaser providing post retirement coverage and benefits (other than pensions) which, in the aggregate, are no less favorable than those provided to former employees of Purchaser.

            (d) Purchaser will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (including benefit accrual under any defined benefit pension plans, provided that a participant's benefit under any such defined benefit pension plan may be offset by such participant's accrued benefit under the Company defined benefit pension plan) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Purchaser or any Subsidiary of Purchaser for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

            (e) Purchaser will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

            (f) Purchaser agrees that the Plans shall be administered in accordance with the past practices and interpretations of the Board (including those past practices and interpretations previously disclosed by the Company to Purchaser) with respect to eligibility, vesting, term and payment, among other matters. Any question regarding the past practices and interpretations of the Board and the application thereof to the type of facts and circumstances in a given case shall be referred to Jeffrey T. Wilson or his designee for a final decision with respect thereto, which decision shall not be inconsistent with the intention of this Agreement and the Merger.

            (g) The previous sentence may not be amended or waived without the consent of the persons for whom the Company is obligated to provide coverage.

      SECTION 7.07 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

            (a) With respect to indemnification provisions, the Articles of Incorporation of the Company shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

            (b) In the event the Company or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Purchaser, as the case may be, or at its option, Purchaser shall assume the obligations set forth in this
Section 7.07.

            (c) Purchaser shall cause the Surviving Corporation to honor all indemnification agreements between the Company and officers, directors and employees of the Company or its Subsidiaries (including under the Company's
Articles of Incorporation and by-laws) in effect as of the date hereof in accordance with the terms thereof.

            (d) The obligations of Purchaser under this Section 7.07 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.07 applies without the consent of such affected Indenmitee (it being expressly agreed that the Indemnitees to whom this Section
7.07 applies shall be intended third party beneficiaries of this Section 7.07).

            (e) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.07 shall survive the consummation of the Merger.

            (f) The parties acknowledge that the provisions of this Section 7.07 are in addition to and not in lieu of the indemnification obligations of the Company set forth in the agreements listed in Section 4.23 of the Disclosure Schedule.

      SECTION 7.08 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (c) any other material adverse development (other than changes in general economic conditions or changes in oil or natural gas prices) relating to the business, prospects, financial condition or results of operations of the Company and the Subsidiaries; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 7.09 FURTHER ACTION; REASONABLE BEST EFFORTS.

            (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that Purchaser will not be required by this Section 7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (a) requires the divestiture of any assets of any of Purchaser, the Company or any of their respective subsidiaries or (b) limits Purchaser's ability to operate the Company and the Subsidiaries or any portion thereof or any of Purchaser's or its affiliates' other assets or businesses in a manner consistent with past practice. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

            (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

      SECTION 7.10 PUBLIC ANNOUNCEMENTS. Purchaser and the Company agree that no public release or announcement concerning the Transactions, the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States securities exchange or national market, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

      SECTION 7.11 CERTAIN FILINGS. The Company and Purchaser shall cooperate with one another (a) in connection with the preparation of the Form S-4, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Form S-4, and seeking timely to obtain any such actions, consents, approvals or waivers.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

      SECTION 8.01 CONDITIONS TO THE MERGER. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

            (a) STOCKHOLDER APPROVAL. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company and the stockholders of Purchaser;

            (b) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchaser or any affiliate of Purchaser illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

            (c) CONSENT OF THE COMPANY'S LENDERS. Purchaser shall have received the consent and approval of the Company's existing lenders, Highbridge/Zwirn Capital Management LLC and Bank of Oklahoma, N A, to the Merger.

            (d) NO MATERIAL ADVERSE CHANGES. Since the filing of the Company's last Form 10-KSB with the SEC, there shall have been no material adverse change in the assets, liabilities, or financial condition of the Company.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 9.01 TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

            (a) by mutual written consent of each of Purchaser and the Company duly authorized by the Board of Directors of Purchaser and the Board; or

            (b) by either Purchaser or the Company if (i) the Effective Time shall not have occurred on or before February 1, 2005; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

            (c) by Purchaser, upon approval of Purchaser's Board of Directors, if (i) the Company shall have committed a material breach of this Agreement,
(ii) prior to the Effective Time, the Board of Directors of Purchaser determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, or (iii) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement, or the Merger, or shall have recommended or approved any Superior Acquisition Proposal, or shall have resolved to do any of the foregoing; or

            (d) by the Company, upon approval of the Board, if (i) Purchaser shall have committed a material breach of this Agreement, (ii) prior to the Effective Time, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, or (iii) the Board of Directors of Purchaser or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of this Agreement or the Merger, or shall have recommended or approved any Superior Acquisition Proposal, or shall have resolved to do any of the foregoing.

The time periods and deadlines in subsection (b) of this Section 9.01 may be extended, at the option of either party as reasonably necessitated by the occurrence of a Suspension Event for such period of time as may be reasonably necessary (but not to exceed five (5) business days) following the conclusion of a Suspension Event, but in no event to exceed a maximum of 30 days.

      SECTION 9.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.01(a) or 9.01(b), this Agreement shall forthwith become void, and there shall be no liability on the part of either party hereto. In the event of the termination of this Agreement pursuant to
Section 9.01(c)(i), then Purchaser shall be entitled to recover from the Company all damages resulting from the Company's breach of this Agreement (including, but not limited to, all expenses incurred by such party in connection with this Agreement and the Transactions). In the event of the termination of this Agreement pursuant to Section 9.02(d)(i), then the Company shall be entitled to recover from Purchaser all damages resulting from Purchaser's breach of this Agreement (including, but not limited to, all expenses incurred by such party in connection with this Agreement and the Transactions).

      SECTION 9.03 FEES. Except as otherwise provided in Section 9.02, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

      SECTION 9.04 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of Merger Consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      SECTION 9.05 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE X

                               GENERAL PROVISIONS

      SECTION 10.01 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

                  if to Purchaser or the Merger Subsidiary:

                  United Heritage Corporation
                  2 North Caddo
                  Cleburne, TX 76031
                  Attention: Walter G. Mize, President

                  if to the Company:

                  Imperial Petroleum, Inc.
                  329 Main Street, Suite 801
                  Evansville, IN 47708
                  Attention: Jeffrey T. Wilson, President

      SECTION 10.02 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

      SECTION 10.03 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement supercedes the letter of intent dated July 9, 2004 between Purchaser and the Company and constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

      SECTION 10.04 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 7.06 and 7.07 (which are intended to be for the benefit of the persons referred to therein and covered thereby and may be enforced by any of such persons).

      SECTION 10.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the conflicts laws) of the State of Utah applicable to contracts executed in and to be performed in that State; PROVIDED, HOWEVER, that Nevada Law shall govern the Articles of Merger required to be filed under Nevada Law. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Texas state or federal court sitting in Johnson County, Texas. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Johnson County, Texas for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

      SECTION 10.06 WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.

      SECTION 10.07 CONSTRUCTION. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. The singular form of nouns, pronouns, and verbs shall include the plural and vice versa. Use of "herein," "hereof," "hereby," "hereto," "hereunder" or similar terms refer to this Agreement as a whole and not to any particular provision or part of this Agreement. The Article and Section titles and captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement, and shall in no way define, limit, extend, or describe the scope or intent of any provision of this Agreement. Unless otherwise specified, all references to an Article or a Section refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes. This Agreement shall not be construed against the Person responsible for, or primarily responsible for, preparing this Agreement.

      SECTION 10.08 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 10.09 TIME OF THE ESSENCE. Time is of the essence with respect to all time periods set forth in, or referred to in, this Agreement.


         IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                Imperial Petroleum, Inc.

                                By:
                                   ---------------------------------------------
                                   Jeffrey T. Wilson, President


                                United Heritage Corporation

                                By:
                                   ---------------------------------------------
                                   Walter G. Mize, President

                    IMPERIAL PETROLEUM, INC. AND SUBSIDIARIES
                               DISCLOSURE SCHEDULE
                                   (10/12/04)

SCHEDULE   TITLE                  REMARKS
--------   -----                  -------
4.01 (a.)                         (1) Imperial has not yet qualified to do busines in Wyoming, Alabama,
                                  Mississippi or Oklahoma.

           Nature of  Business    (1)Ridgepointe Mining Company is engaged in the development of gold and other precious metals and minerals. Imperial has signed a definitive agreement to sell the Duke Gold Mine to Warrior Resources, Inc and retain a 5% net smelter royalty from production and 5 million shares of Warrior common stock. (2)Phoenix Metals
                                  Company was previously engaged in the development of environmental products and systems. (3)Imperial Petroleum, Inc. was previously engaged in the development of on-site electrical generation systems.

4.01(b)    Subsidiaries           NAME                                   INCORPORATION   OWNERSHIP  Officers/ Directors
                                  ----                                   -------------   ---------  -------------------

                                  Ridgepointe Mining Company             Delaware          100%     Jeffrey T. Wilson;
                                                                                                    Annalee C. Wilson,
                                                                                                    Aaron M. Wilson
                                  Phoenix Metals, Inc.                   Texas             100%     Same as above
                                  Global/Imperial Joint Venture Inc.     Nevada            100%     Same as above
                                  Double Eagle Petroleum Corp            Oklahoma          100%     Jeffrey T. Wilson
                                  Enigma Energy Company LLC              Texas             100%     Jeffrey T. Wilson

           Investments            Powder River Basin Gas Corp            Imperial owns 1,500,000 shares of the common stock and a
                                                                         1/8th carried interest in approximately 7,000 net acres
                                                                         of leases owned by PRVB.

                                  Warrior Resources, Inc.                Imperial owns 10,000,000 shares of the common stock of
                                                                         Warrior representing approximately 7.8% of the equity.
                                  Real America Corporation               Ridgepointe owns 20,000 shares of the common stock of RLAE.

           Existing Indebtedness  AMOUNT         PARTY OWED              DEBTOR
                                  ------         ----------              ------
                                     $927,498    Jeffrey T. Wilson       Imperial/Ridgepointe
                                      $41,683    Thomas Patrick          Imperial                 Note Agreement
                                     $172,000    Accrued Salary-JTW      Imperial                 No note Agreement
                                  $228,000.00    Hillside                Imperial                 Payment of $8,000 per month

           Existing Investments      $451,592    Intercompany            Ridgepointe              No note agreement
                                     $228,607    Intercompany            Phoenix Metals           No note agreement
                                   $47,884.47    Imperial                Powder River             Note Agreement in place

4.01 (c.)  Trade Names            Imperial Petroleum, Inc.
                                  IPT Oil Company

4.02       Articles and Bylaws    Attached.
                                                                                       Exercise   Date         Expiration
4.03       Warrants               Name of Holder                         # shares      Price      Issued       Date
                                  --------------                         --------      --------   ------       ----------
                                  RAB Special Opportunities Fund         2,000,000     $0.12/sh   11/3/2003     11/3/2004
                                  Taghmen Joint Ventures                 2,000,000     $0.14/sh  10/17/2003    10/17/2004
                                  Jefferies & Company                    2,139,130     $0.01/sh   1/16/2004     1/16/2007
                                  Highbridge/Zwirn                       2,203,304     $0.01/sh   1/16/2004     1/16/2007
                                  Highbridge/Zwirn                         500,000     $0.01/sh   4/28/2004     4/28/2007
                                  TEC, LLC                               2,000,000     $0.25/sh   Due at closing of Merger,
                                                                                                  1 year term

4.06       Permits                Imperial, operating as IPT Oil Company, is cited from time to time by the Texas RRC for violations to State Oil & Gas Regulations in the normal course of business. None of the violations are material.

           Legal Compliance       (1) Imperial has not yet qualified to do busines in Wyoming, Alabama, Mississippi or Oklahoma.
                                  (2)Certain Hillside properties are delinquent on the payment of 2003 ad valorem taxes. Imperial and Hillside are pro-rating the taxes and payments are being made in the normal course of business.
                                  (3)Imperial , operating as IPT Oil Company, is cited from time to time by the Texas RRC for violations to State Oil & Gas Regulations in the normal course of business.

4.08       Changes                Imperial acquired the Luling Properties from Apache Energy Corporation and from Caltex Energy
                                  Company. Imperial acquired an interest in the Coquille Bay Field from Royal-T Oil Company.
                                  Imperial and Engima settled the Moss Unit lawsuit. Imperial executed a farmout agreement on the
                                  Bovina field covering Section 6 with EB Germany & Sons. Imperial agreed, as part of the change of control of Warrior, to accept an assignment of Double Eagle and Enigma and to sell the mining claims of Ridgepoint in the Duke Mine to Warrior. Imperial will retain 10,000,000 shares of
                                  Warrior common stock and a 5% net smelter royalty.

4.09       Litigation             (1)None affecting Imperial as defendant.
                                  (2)Imperial has an outstanding judgement against Ravello Capital LLC for breach of contract claims.
                                  (3)Imperial acquired, as part of the purchase of the assets and liabilities of Double Eagle and
                                  Enigma from Warrior Resources, Inc, a note receivable and judgement against Renco Resources, Inc.
                                  The original note was in the amount of $120,000.
                                  (4)Enigma Energy Company LLC, as defendant, is party to a class action lawsuit filed in connection with the Mittie Horton #1 well acquired by Imperial. The suit seeks unspecified damages relating to a claim of non-development of the unit. Initial settlement discussions indicate the suit can be settled in the same manner as the Moss Unit.
                                  (5)Double Eagle Petroleum Corp., is named in a breach of contract claim relating to a claim of non-development of the Moss Unit #1 well to be acquired by Imperial. Damage claims are unspecified. This suit was settled and the action dropped.
                                  (6) In connection with the sale of Powder River Basin Gas Corp in December 2003, Imperial retained a note receivable from PRVB in the approximate amount of $47,000 which was to be secured by
                                  1,000,000 shares of PRVB stock. The stock was not delivered and PRVB has verbally asserted claims pertaining to breach of the original agreements. No written claims have been received by the
                                  Company. The Company denies any breach.

           Existing Liens         LIEN PARTY          AMOUNT        PROPERTY AFFECTED
                                  ----------          ------        -----------------
                                  I&W                 $49,951.56    New Mexico Properties

4.10       Employee Benefit Plan  None.

4.11       Employees              Jeffrey T. Wilson; Date Hired: June 1983

4.13       Oil & Gas Operations   None suspended.

4.14       Gas Imbalances         None.

4.16       Oil & Gas Properties   See attached schedule

                                  Ridgepointe Mining Company            ML 47323, ML 47318; ML 47316
                                                                        Annual payment of rental of approximately
                                                                        $640.00 per lease due 9/01

                                  Renovared Gas Gathering Line:         Located in Todd County, Kentucky
                                       16,000 ft 4" high pressure feed  Map of system attached hereto.
                                       37,800 ft 4" gathering system
                                       27,360 ft 2" gathering system

           Operating Leases       Quality Compressor Company            $900/month     Standefer compressor (month-to-month)
                                                                        $1250/month    Mauney common compressor (month-to-month)
                                  Universal Compression Inc.            $1605/month    Bovina Unit 7-2#1 compressor (month-to-month)
                                  Largo Gas Compression                 $1,200/month   Miles Bell #3 compressor (month-to-month)
                                                                        $1,200/month   Stroud Unit #1 compressor (month-to-month)
                                  Mustang Gas Compression               $2700/month    Cauthen 6-15#1 compressor (month-to-month)

                                  Sublease from Hillside for pulling uint and trucks mortgaged to Commercial State Bank Monthly payment of $8,062.62. Current amount of mortgage is $173,005.59.

4.17       Oil & Gas Reserves     Attached.

4.18       Take or Pay            None.

4.19       Hedging                Floor Price for oil of $25.00/Bbl through December 2004 on 2,000 Bbls
                                  Floor price for gas of $4.00/mmbtu through December 2004 on 10,000 mcf.

4.21       Taxes                  The Company has not filed federal or state tax returns due to net losses.

4.23(a)    Material Contracts     1.) Purchase and Sale Agreement with Hillside Oil & Gas LLC dated July 9, 2003 as amended October 16, 2003 providing for the purchase of oil and gas assets.
                                  2.) Purchase and Sale Agreement with Double Eagle Petroleum Corp dated July 15, 2003 as amended
                                  October 31, 2003 providing for the purchase of oil and gas assets.
                                  3.) Purchase and Sale Agreement with Renovared Energy Resources, Inc. dated April 9, 2003 as amended from time-to-time to extend closing, providing for the purchase of oil and gas assets.
                                  4.) Retention and Fee Agreement with Jefferies & Company, Inc. dated June 26, 2003
                                  5.) Stock Subscription Agreement and Warrant Agreement with RAB Special Situations LP dated
                                  November 3, 2003 providing for the sale of 2 million shares of restricted common stock @ $0.10 per share and a one year common stock purchase warrant for an additional 2 million shares @ $0.12 per share. All with demand registration rights.
                                  6.) Stock Subscription Agreement and Warrant Agreement with Taghmen Ventures Limited dated
                                  November 5, 2003 providing for the sale of 2 million shares of restricted common stock @ $0.10 per share and a one year common stock purchase warrant for an additional 2 million shares @ $0.14 per share. All with demand registration rights.
                                  7.) Warrant Agreement dated December 19, 2003 with Clements Company Investment Advisors for the issuance of 84,500 shares of common stock at $0.12 per share for a term of 1 year.
                                  8.) Stock Purchase Agreement with Renard Resources, Inc. dated December 15, 2003 providing for the sale of 23,885,000 shares and control of Powder River Basin Gas Corp, a subsidiary of the Company, for $175,000 in cash; a 12.5 % carried working interest in Powder River's leases and a retained stock position of 1.5 million shares.
                                  9.) Note Agreement with Hillside.
                                  10.) Consolidated Amended & Restated Credit Agreement with highbridge/Zwirn Special Opportunities
                                  Fund
                                  11.) Asset Purchase Agreement and Option Purchase Agreement between Imperial and Apache Energy
                                  Corporation and Caltex Energy Company. (Luling Properties)
                                  12.) Asset Purchase Agreement between Imperial and Royal-T Oil Company. (Coquille Bay).
                                  13.) Amendment Number One to Consolidated Amended and Restated Credit Agreement
                                  14.) Letter of Intent to Merger with United Heritage Corporation
                                  15.) Final Judgment of the Settlement Agreement on Moss Unit Suit
                                  16.) Asset Purchase Agreement between Ridgepointe and Warrior regarding the Duke Mine
                                  17.) Letter of Understanding regarding the acquisition of Universal by Warrior.
                                  18.) Agreement to Exchange Stock between Warrior Resources, Inc. and Universal Wireline Equipment
                                  LLC.
                                  19.) Assignment and Bill of Sale of the capital stock of Double Eagle and Enigma to Imperial from
                                  Warrior.

4.24       Insurance              General Liability Insurance            $1,000,000 per occurrence
                                                                         $2,000,000 cumulative
                                                                         Copy of Certificate attached.
                                  Operator's Bonds

                                         Double Eagle Petroleum                Texas- $50,000
                                                                               Ms- Corporate

                                         Hillside Oil & Gas                    NM- $75,000
                                                                               Texas-$250,000
                                                                               LA- $50,000

                                         Renovared Resources                   KY- $10,000     To be put in place